Exhibit 99.B(p)(42)

STONE HARBOR INVESTMENT PARTNERS LP

CODE OF ETHICS

A.                                   STATEMENT OF POLICY.

Stone Harbor Investment Partners LP (“Stone Harbor” or “Adviser”) places the highest significance on the ethical conduct and integrity of its partners, officers and employees.  Stone Harbor requires all of its partners, officers and employees to act, both with respect to personal investment accounts and on behalf of Stone Harbor, in accordance with Section 204A of the Investment Advisers Act of 1940 (“Advisers Act”) and Rules 204A-1 and 204-2 promulgated thereunder.  To that end, Stone Harbor has adopted this Code of Ethics (“Code”) in order to accomplish two goals: FIRST, to minimize conflicts and potential conflicts of interest between the Adviser, its partners, officers, employees, and clients, and SECOND, to provide policies and procedures consistent with applicable federal laws and regulations, including the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company of 1940 (“1940 Act”), the Advisers Act and Title V of the Gramm-Leach-Bliley Act, and rules promulgated under these statutes, including Rule 17j-1 promulgated under the 1940 Act, to prevent fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by client accounts. UNDER THIS CODE, “COVERED PERSONS” SHALL BE DEFINED AS ALL PARTNERS, OFFICERS AND EMPLOYEES OF STONE HARBOR, AS WELL AS ANY NATURAL PERSON IN A CONTROL RELATIONSHIP TO THE INVESTMENT ADVISER WHO OBTAINS INFORMATION CONCERNING RECOMMENDATIONS MADE TO AN ACCOUNT WITH REGARD TO THE PURCHASE OR SALE OF SECURITIES.

B.                                     GENERAL PRINCIPLES.

All Covered Persons owe a fiduciary duty to Stone Harbor’s clients when conducting their personal investment transactions.  Covered Persons must place the interest of clients first and avoid activities, interests and relationships that might interfere with the duty to make decisions in the best interests of the clients. All personal securities transactions are to be conducted in a manner consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.  All personal securities transactions must also be conducted in compliance with all applicable federal securities laws. The fundamental standard to be followed in personal securities transactions is that Covered Persons may not take inappropriate advantage of their positions. This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Covered Persons from liability for personal trading or other conduct that violates a fiduciary duty to a client.

COVERED PERSONS MUST NEVER TRADE IN A SECURITY WHILE IN POSSESSION OF MATERIAL, NON-PUBLIC INFORMATION ABOUT THE ISSUER OR THE MARKET FOR THOSE SECURITIES, EVEN IF THE COVERED PERSON HAS SATISFIED ALL OTHER REQUIREMENTS OF THIS CODE.  Stone Harbor has created the position of Chief Compliance Officer (“CCO”) and the holder of such position shall be responsible for the implementation of this Code and all record-keeping functions mandated hereunder, including the review of all initial and annual holding reports as well as the quarterly transactions reports described below.  ALL COVERED PERSONS MUST PROMPTLY REPORT ANY

VIOLATION OF THE CODE OF ETHICS TO THE CHIEF COMPLIANCE OFFICER. The CCO shall promptly report to the Chief Executive Officer (“CEO”) of Stone Harbor all material violations of, or deviations from, this Code.

C.                                     PERSONAL SECURITIES ACCOUNTS.

1.                                       COVERED ACCOUNTS.     This Code applies to the “Personal Securities Accounts” listed below:

a.                                       Accounts in the Covered Person’s name or accounts in which the Covered Person has a direct or indirect beneficial interest (the definition of Beneficial Ownership is included in Exhibit A) including, Individual Retirement Accounts (“IRAs”);

b.                                      Accounts in the name of the Covered Person’s spouse;

c.                                       Accounts in the name of children under the age of 18, whether or not living with the Covered Person, and accounts in the name of relatives or other individuals living with the Covered Person or for whose support the Covered Person is wholly or partially responsible (together with the Covered Person’s spouse and minor children, “Related Persons”);(1)

d.                                      Accounts in which the Covered Person or any Related Person directly or indirectly controls, participates in, or has the right to control or participate in, investment decisions.

2.                                       EXCEPTIONS TO COVERED ACCOUNTS.     The exceptions listed below apply for purposes of Section E (1) Restricted List; Section E (2) Pre-Clearance Requirement/Blackout Period; Section E (4) Short Term Trading; and Section E (6) IPOs and Private Placements of this Code. These exceptions do not apply for purposes of this Code’s reporting and related requirements, or prohibition on Insider Trading (see Section E (5) below).  Personal Securities Accounts shall not include:

a.                                       Estate or trust accounts in which a Covered Person or Related Person has a beneficial interest, but no power to affect investment decisions. There must be no communication between the account(s) and the person with regard to investment decisions prior to execution Covered Persons with estate or trust accounts must designate that copies of trade confirmations and periodic (it is expected that these would be at a minimum quarterly) statements be sent to Legal/Compliance;

b.                                      Fully discretionary accounts managed by a registered investment adviser are permitted if, (i) for Covered Persons and Related Persons, the Covered Person receives permission from Legal/Compliance, and (ii) for all persons covered by this Code, there is no communication between the adviser to the account and such person with regard to investment decisions prior to execution. Covered Persons with managed accounts must designate that copies of trade confirmations and periodic (it is expected that these would be at a minimum quarterly) statements be sent to Legal/Compliance;

(1) Unless otherwise indicated, all provisions of this Code apply to Related Persons.

c.                                       Covered Persons and Related Persons may participate in direct investment programs which allow the purchase of securities directly from the issuer without the intermediation of a broker/dealer provided that the timing and size of the purchases are established by a pre-arranged, regularized schedule (e.g., dividend reinvestment plans).  Covered Persons must pre-clear the transaction at the time that the dividend reinvestment plan is being established. Covered Persons also must provide documentation of these arrangements and direct periodic (it is expected that these would be at a minimum quarterly) statements to Legal/Compliance; or

d.                                      Other accounts over which the Covered Person has no direct or indirect influence or control, subject to approval by Legal/Compliance.

D.                                    OPENING AND MAINTAINING PERSONAL SECURITIES ACCOUNTS.

A Covered Person must provide Stone Harbor with duplicate trade confirmations and account statements for all Personal Securities Accounts of such Covered Person and Related Persons. Such trade confirmations and account statements should be provided to Legal/Compliance at least as frequently as with the quarterly report (as described below) for the quarter within which such transaction occurred. In addition, Covered Persons must notify Legal/Compliance upon opening a new brokerage account. Such notice shall be made promptly after such account is opened and include, at a minimum, the name of the broker, the account number, and contact information for the broker. Legal/Compliance will send a letter to each broker-dealer that is housing a Personal Securities Account for all Covered Persons and their Related Persons, directing the broker-dealer to send copies of trade confirmations and periodic (at least quarterly) statements to Legal/Compliance.

E.                                      SECURITIES COVERED.

Securities covered by this Code are stocks, bonds, shares of closed-end mutual funds, debentures, and other evidences of indebtedness, including senior debt, subordinated debt, investment contracts, commodity contracts, futures and all derivative instruments such as options, warrants and indexed instruments, exchange traded funds (“ETFs”), or, in general, any interest or instrument commonly known as a security (collectively “Security”). Security also includes securities that are “related” to a security being purchased or sold for a client of the Adviser. A “Related Security” is one whose value is derived from the value of another security (e.g., a warrant, option, or an indexed instrument).

For purposes of this Code, the definition of Security does not include:

1.                       U.S. Treasury obligations, mortgage pass-throughs (e.g., Ginnie Maes) that are direct obligations of the U.S. government;

2.                       bankers’ acceptances;

3.                       bank certificates of deposit;

4.                       commercial paper;

5.                       high quality short-term debt instruments, including repurchase agreements (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody’s);

6.                       shares of open-end mutual funds (U.S. registered investment companies), unless Stone Harbor or a control affiliate acts as investment adviser, principal underwriter or sub-adviser to such fund; and

7.                       units of a unit investment trust if such unit investment trust is invested exclusively in unaffiliated mutual funds.

F.                                      RESTRICTIONS, PRE-CLEARANCE, BLACKOUT PERIOD, HOLDING PERIOD AND EXCEPTIONS.

The following restrictions apply to trading for Personal Securities Accounts of Covered Persons and Related Persons:

1.                                       Restricted List.  No transactions for a Personal Securities Account may be made in a security that is on Stone Harbor’s Restricted List. The Restricted List will be maintained by Stone Harbor and will include issuers about which the Adviser has material non-public information. The Restricted List can be found on SharePoint.

2.                                       Pre-Clearance Requirement.  Covered Persons may effect a purchase or sale of: (i) a fixed-income security, bond, similar evidence of indebtedness, or convertible bond (collectively “fixed-income security”), (ii) a common stock (or option on such stock) held by Stone Harbor in which they have, or by reason of such transaction acquire, a direct or beneficial interest (it is the responsibility of the Covered Person to review the list of common stocks on SharePoint before executing a transaction in a common stock); or (iii) any mutual fund for which Stone Harbor or an advisory affiliate serves as sub-adviser, only if they obtain prior written clearance from Stone Harbor Legal/Compliance. Requests for pre-clearance shall be made on the appropriate form (attached as Exhibit C) provided by Legal/Compliance for such purpose. Such written pre-clearance shall be based upon a determination by Legal/Compliance in his or her reasonable discretion (in consultation with such other persons as may be necessary) that the purchase or sale is not likely to affect either the price paid for such security by the client or the value of the client’s holdings in such security. Pre-clearance is valid only on the day it is granted.

3.                                       Blackout Period.  No Covered Person may acquire or dispose of beneficial ownership in a fixed-income security (other than an excepted security (See Section F (5)) or a common stock (or option on such stock) held by Stone Harbor on a day when there is a pending order for a client account. No investment person (portfolio manager or analyst) may acquire or dispose of beneficial ownership in a fixed-income security (other than an excepted security) or a common stock (or option on such stock) held by Stone Harbor if any purchase or sale of such fixed-income security or a common stock (or option on such stock) held by Stone Harbor has been made for a client in the prior seven calendar days or can reasonably be anticipated for a client during the next seven calendar days.

4.                                       Holding Period.  Covered Persons must hold any security that is required to be pre-cleared (see section F (2) above) for at least 60 calendar days. If such a security is sold, it may not be purchased again for at least 60 calendar days.

5.                                       Exceptions.  Pre-clearance shall not be required for any securities transaction, or series of related transactions, involving (i) common stocks or options on such stocks (unless the issuer is on the restricted list, the common stock is being purchased in an IPO or Stone Harbor holds the common stock (it is the responsibility of the Covered Person to review the list of common stocks on SharePoint before executing a transaction in a common stock); (ii) municipal bonds; (iii) closed-end funds (U.S. registered investment companies); (iv) ETFs; (v) options on broad based stock indices (vi) interests in qualified state college tuition programs (“529 Plans”); or (vii) shares of open-end mutual funds or similar collective investment vehicles (registered in the European Union), unless Stone Harbor or a control affiliate acts as investment adviser or sub-adviser to such fund. Applicable reporting and related requirements of the Code still apply to transactions in these securities.

6.                                       Insider Trading.  In accordance with the applicable rules and regulations pertaining to insider trading, all Covered Persons and Related Persons are prohibited from engaging in any securities transaction for their own benefit or the benefit of others, including any clients, while in possession of material, non-public information(2) concerning such securities. Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within the Adviser, except to Legal/ Compliance.  In addition, care should be taken so that such information is secure.  For example, files containing material, non-public information should be sealed and access to computer files containing material non-public information should be restricted.  Penalties for trading on or merely communicating material, non-public information are severe, both for the individuals involved in such unlawful conduct and their employers. A person can be subject to both civil and criminal penalties even if he or she does not personally benefit from the violation.

Contacts with public companies will sometimes be a part of an Adviser’s research efforts. Persons providing investment advisory services to clients may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, a Covered Person or Related Person becomes aware of material, non-public

(2) Material Information means information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have an effect on the price of a company’s securities. Material information does not have to relate to a company’s business. For example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a security should be considered material. Similarly, information concerning significant transactions which Stone Harbor intends to execute on behalf of Client accounts could be material information and is prohibited from being communicated. Information that should be considered material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline in orders, significant new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, significant merger or acquisition proposals, major litigation, liquidity problems, and extraordinary management developments. Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public, such as information appearing in the Dow Jones news service, Reuters Economic Services, The Wall Street Journal or other publications of general circulation or communications generally available to the public.

information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. To protect yourself, clients and the Adviser, you should contact Legal/Compliance immediately if you believe that you may have received material, non-public information.

7.                                       IPOs and Private Placements.  Securities offered pursuant to an initial public offering (“IPOs”) or private placement may not be purchased for Personal Securities Accounts without the prior written approval of the Chief Investment Officer (“CIO”) or CEO and Legal/Compliance.  In connection with any decision to approve such an investment, Legal/Compliance will prepare a report of the decision that explains the reasoning for the decision and an analysis of any potential conflict of interest.  Such information shall be provided on the IPO/Private Placement Request Form attached as Exhibit F.

G.                                     PROHIBITED RECOMMENDATIONS.

1.                                       No Covered Person shall recommend or execute any fixed-income securities transaction for a client, without having disclosed, in writing, to the CIO, or designee of Stone Harbor, any direct or indirect interest in such fixed-income securities.  Prior written approval of such recommendation or execution also must be received from both the CIO, or designee, and Legal/Compliance. The interest in personal accounts could be in the form of:

a.                                       Any direct or indirect beneficial ownership of any fixed-income securities of such issuer;

b.                                      Any contemplated transaction by the person in such securities;

c.                                       Any position with such issuer or its affiliates; or

d.                                      Any present or proposed business relationship between such issuer or its affiliates and the person or any party in which such person has a significant interest.

THE CIO, CEO, OR LEGAL/COMPLIANCE SHOULD REVIEW WRITTEN AND VERBAL STATEMENTS MADE TO THE MEDIA IN ADVANCE.

H.                                    ACKNOWLEDGMENT AND REPORTING.

The following reports must be submitted to Legal/Compliance, and the information contained therein must be current as of a date not more than 45 days before such person became a Covered Persons (for the purposes of the report in Section G (2)) or 45 days before the submission date of a report (with respect to the report in Section G (4)):

1.                                       Upon becoming a Covered Person, Stone Harbor will provide such Covered Person with a copy of this Code. Within 10 days of becoming a Covered Person, such Covered Person must submit to Legal/Compliance an acknowledgement that they have received a copy of this Code, and that they have read and understood its provisions. See Exhibit B for the Form of Acknowledgement and Initial Holdings Report. Thereafter, Stone Harbor will promptly provide each Covered Person with any amendments to the Code. Within 10 days of receipt of any such amendments, each Covered Person must submit to  Legal/Compliance an acknowledgement that they have received a copy of such amendment, and that they have read and understood it.

2.                                       Within 10 days of becoming a Covered Person, all  personnel must submit to Legal/Compliance a statement of all securities in which such Covered Person has any direct or indirect beneficial ownership. This statement must include (i) the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each security, (ii) the name of any broker, dealer or bank with whom the Covered Person maintained an account in which any securities were held for the direct or indirect benefit of such Covered Person and (iii) the date of submission by the Covered Person.  Such information shall be provided on the Form of Acknowledgement and Initial Holdings Report attached as Exhibit B.  Each Covered Person will also complete a Conflicts of Interest Questionnaire for themselves.

3.                                       Within 30 days after the end of each calendar quarter, all personnel must provide information to Legal/Compliance relating to securities transactions executed during the previous quarter for all covered securities accounts. This statement must include (i) the date of the transaction, (ii) the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount of each security, (iii) the nature of the transaction, (iv) the price of the security at which the transaction was effected, (v) the name of any broker, dealer or bank with whom the Covered Person maintained an account in which any securities were held for the direct or indirect benefit of such Covered Person and (vi) the date of submission by the Covered Person. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates. A report containing securities transactions under this Section G (3) will not be required to the extent that such report would duplicate information contained in the trade confirmations and accounts statements already received by the Adviser, provided Stone Harbor receives such trade confirmations and account statements within 30 days after the calendar quarter in which the transaction took place.

4.                                       Each Covered Person shall submit an annual report to Legal/Compliance showing as of a date no more than 45 days before the report is submitted (1) the title, number of shares and principal amount  of each security in which the person had any direct or indirect beneficial ownership, (2) the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held for the direct or indirect benefit of the Covered Person or Related Persons, and (3) the date that the report is submitted by the Covered Person.  Such information shall be provided on the Annual Securities Holdings Report and Certification Form attached as Exhibit E.

5.                                       All Covered Persons are required to certify annually that they have (i) read and understand this Code and recognize that they are subject to its terms and conditions, (ii) complied with the requirements of this Code and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code. The acknowledgement is contained in the Annual Securities Holdings Report and Certification Form attached as Exhibit E.

I.                                         EXEMPTIONS.

Purchases or sales of securities that receive the prior approval of Legal/Compliance (upon consultation with another executive officer of Stone Harbor as appropriate) may be exempted from certain restrictions if such purchases or sales are not likely to have any economic impact on any client account managed or sub-advised by the Adviser.

J.                                        MAXIMUM TRADES AND TRADE REQUESTS PER QUARTER

While there is no maximum limitation on the number of trades that a Covered Person may execute or request per quarter, the Code grants the CCO (in consultation with the CIO or CEO) the power to impose a limitation on any Covered Person if it is believed to be in the best interest of Stone Harbor or its clients.

K.                                    OUTSIDE AFFILIATIONS AND DIRECTORSHIPS

Covered Persons (but not Related Persons) must obtain written approval from Legal/Compliance before accepting outside employment or becoming a director.  Such information shall be provided on the appropriate Outside Directorship Approval/Reporting Form attached as Exhibit G or Outside Activity Approval Request/Reporting Form attached as Exhibit H.

K.                                    GIFTS AND ENTERTAINMENT AND POLITICAL CONTRIBUTIONS.

A conflict of interest occurs when the personal interests of Covered Persons interfere or could potentially interfere with their responsibilities to Stone Harbor and its clients. Accordingly, Covered Persons may not receive any gift, service, or other thing of more than de minimus value (i.e. $100) from any person or entity that does business with or on behalf of Stone Harbor during any twelve consecutive months, and no Covered Person may give or offer any gift of more than de minimus value to existing clients, prospective clients, or any entity that does business with or on behalf of Stone Harbor without pre-approval by Legal/Compliance. A record of all such gifts valued at more than $100 will be maintained in a log describing the nature of the gift, who gave the gift, who received the gift, and the total cost and approximate per person amount will be maintained by Risk Management for a period of at least five years.  Legal/Compliance will review such Gift and Entertainment Log on a periodic basis.

Covered Persons may provide or accept an invitation to a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present at the event.  Prior written permission of the CEO is required to accept or provide entertainment that exceeds $250 per person. A record of all such entertainment valued at more than $250 will be maintained in a log describing the nature of the entertainment, where it took place, who attended, the total cost and approximate per person cost will be maintained by Risk Management for a period of at least five years.  Legal/Compliance will review such Gift and Entertainment Log on a periodic basis.

ANY GIFT OR ENTERTAINMENT RELATING TO A GOVERNMENT OFFICIAL, UNION OFFICIAL OR ERISA PLAN FIDUCIARY SHOULD BE PRE-APPROVED BY LEGAL/COMPLIANCE.

STONE HARBOR PROHIBITS POLITICAL CONTRIBUTIONS THAT ARE GIVEN TO RETAIN OR OBTAIN BUSINESS OR OTHERWISE INFLUENCE A GOVERNMENT OFFICIAL TO SECURE BUSINESS.  IF YOU HAVE ANY QUESTION REGARDING THE APPROPRIATENESS OF A POLITICAL CONTRIBUTION, YOU SHOULD CONTACT LEGAL/COMPLIANCE.

ANY COVERED PERSON THAT IS REQUIRED TO REGISTER AS A LOBBYIST WITH ANY STATE, LOCAL, MUNICIPAL OR FOREIGN GOVERNMENT SHOULD NOTIFY LEGAL/COMPLIANCE.

L.                                      SANCTIONS.

The CCO shall report all violations of this Code to the CEO and General Counsel of Stone Harbor. These three officers  shall direct whatever remedial steps they deem appropriate to correct a violation of the Code, including, among other things, a letter of censure, fine or suspension or termination of the employment of the violator. In addition, the CCO may impose additional sanctions, if, based upon all of the facts and circumstances considered, such action is deemed appropriate. Any profits that are disgorged or paid in connection with a violation of this Code shall be donated to one or more charities as directed by Stone Harbor. All Covered Persons are required to promptly report any violations of this Code to Legal/Compliance. Any retaliation for the reporting of a violation under this Code of Ethics will constitute a violation of the Code.

M.                                 CONFIDENTIALITY.

All information obtained from any person pursuant to this Code shall be kept in strict confidence, except that such information will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law, regulation or this Code.

N.                                    CONSULTANTS AND TEMPORARY OR PART-TIME EMPLOYEES

Upon commencing their employment with Stone Harbor, consultants, temporary or part-time employees will be given a copy of this Code and will be required to acknowledge receipt of the Code and abide by the general fiduciary requirements set forth in the Preamble and Section A; the prohibition on Insider Trading set forth in Section E (5); and the requirements regarding Gifts and Entertainment set forth in Section K.  Consultants, temporary or part-time employees that have an engagement of more than three months are subject to all provisions of the Code, including pre-clearance.

O.                                    RETENTION OF RECORDS.

All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law, including a copy of this Code and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law, including Rule 204-2 under the Advisers Act and Rule 17j-1 under the 1940 Act.

Each Covered Person of Stone Harbor is to maintain records to establish that their investment decisions did not involve a conflict with the Code. Generally such records would include copies of the Covered Person’s pre-clearance authorizations, brokerage confirmations and statements (if any).

P.                                      TRAINING

Each new Covered Person must attend a Code of Ethics training session within a reasonable period of time after joining Stone Harbor.

Q.                                    BOARD REVIEW.

Stone Harbor shall provide to the Board of Directors of any U.S. registered investment company client, on a quarterly basis, a written report of all material violations of this Code, and at least annually, a written report and certification meeting the requirements of Rule 17j-1 under the 1940 Act.

R.                                     AMENDMENTS.

Unless otherwise noted herein, this Code shall become effective as to all Covered Persons upon employment. This Code may be amended as to Covered Persons from time to time by the CCO. The CCO shall promptly notify all Covered Persons of any such amendments.  Any material amendment of this Code shall be submitted to the Board of Directors of any U.S. registered investment company client for approval in accordance with Rule 17j-1 under the 1940 Act.

Revised March 26, 2007

EXHIBIT A

EXPLANATION OF BENEFICIAL OWNERSHIP

You are considered to have “Beneficial Ownership” of Securities if you have or share a direct or indirect “Pecuniary Interest” in the Securities.

You have a “Pecuniary Interest” in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

1.                                       Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

“Immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2.                                       Your interest as a general partner in Securities held by a general or limited partnership.

3.                                       Your interest as a manager-member in the Securities held by a limited liability company.

You do NOT have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, UNLESS you are a controlling equity holder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

1.                                       Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

2.                                       Your ownership of a vested interest in a trust.

3.                                       Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

THE FOREGOING IS A SUMMARY OF THE MEANING OF “BENEFICIAL OWNERSHIP”. FOR PURPOSES OF THE ATTACHED CODE OF ETHICS, “BENEFICIAL OWNERSHIP” SHALL BE INTERPRETED IN THE SAME MANNER, AS IT WOULD BE IN DETERMINING WHETHER A PERSON IS SUBJECT TO THE PROVISIONS OF SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE RULES AND REGULATIONS THEREUNDER.

EXHIBIT B

STONE HARBOR INVESTMENT PARTNERS LP

ACKNOWLEDGEMENT & INITIAL HOLDINGS REPORT PURSUANT TO THE CODE OF ETHICS (“CODE OF ETHICS” or “CODE”). THIS REPORT MUST BE COMPLETED AND RETURNED TO THE CHIEF COMPLIANCE OFFICER WITHIN 10 DAYS OF EMPLOYMENT.

NAME: DATE OF EMPLOYMENT:
(PLEASE PRINT)

BROKERAGE ACCOUNT INFORMATION:

☐                                    I do not have a BENEFICIAL INTEREST in any account(s) with any financial services firm.

☐                                    I maintain the following brokerage account(s).  Please list any broker, dealer or bank, which holds securities for your direct or indirect benefit as of the date of your employment.

Name of Financial Services Firm and Address	Account Title	Account Number

SECURITIES HOLDINGS INFORMATION:

Complete the following (or attach a copy of your most recent statements(s)) listing all of your securities holdings as of the date of your employment. If attaching statement(s), please be sure to include any additional securities purchased since the date of the statement. U.S. Government securities do not need to be disclosed. For a list of other securities not required to be reported, please see Section D of the Code of Ethics.

Title/Type of Security	Ticker Symbol/Number of Shares	Principal Amount	Held Since	Broker Name

☐                                    I have no securities holdings to report.

I CERTIFY THAT I HAVE RECEIVED A COPY OF THE CODE OF ETHICS, AND THAT I HAVE READ AND UNDERSTOOD ITS PROVISIONS. I FURTHER CERTIFY THAT THE ABOVE REPRESENTS A COMPLETE AND ACCURATE DESCRIPTION OF MY BROKERAGE ACCOUNT(S) AND SECURITIES HOLDINGS AS OF MY INITIAL DATE OF EMPLOYMENT.

Signature:	Date: